Exhibit 10.10

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

COMMISSION AGREEMENT

This commission agreement (the “Agreement”), is effective as of September 22, 2020 (“Effective Date”) by and between Earthbound Technologies, LLC, having its principal place of business at 156 Fifth Avenue, 10th Floor, New York, NY 10010 (together with its affiliates, shareholders, or assigns, “EBT”) and Save Foods Ltd., having its principal place of business at 20 Raoul Wallenberg St., Tel-Aviv, Israel (“Save Foods” or the “Company”).

WHEREAS, in return for EBT’s role in introducing Save Food to the relevant third-parties, Save Food agrees to compensate EBT in the form of a commission;

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows.

1.	Services:

1.1.	EBT, on a non-exclusive basis and under the terms and conditions of this Agreement, shall endeavor to introduce Save Foods to potential third parties (“Potential Customers”) interested in Save Foods’ solutions for food safety and food waste reduction opportunities (including but not limited to the improvement of produce safety, quality and an increase in shelf life) (the “Products”). Exhibit A attached hereto sets forth the list of approved customers as of the Effective Date, which have been pre-approved via email in writing by Save Foods, which list may be amended from time to time, upon mutual agreement of the parties via email in writing (the “Approved Parties”). If EBT wishes to introduce Save Foods to any Potential Customers, EBT shall submit the name(s) of each such Potential Customer to Save Foods, including high-level project scope and timeline to enable Save Foods to verify whether the Potential Customer meets Save Foods’ criteria for an Approved Party. EBT shall obtain the signed out written approval via email of Save Foods prior to any introduction of Save Foods to such Potential Customer. For the avoidance of doubt, only if a Potential Customer is approved by Save Foods, such Potential Customer shall become an Approved Party and shall be included in Exhibit A. Any Potential Customer will not be taken into consideration for purposes of the calculation of the Compensation (as defined below), and EBT shall not be entitled to any consideration with respect thereto. EBT waives any claim or demand with regard to failure or refusal of Save Foods to approve any Potential Customer or any other proposed customer.

1.2.	The parties acknowledge, that prior to the execution of this Agreement, EBT has already introduced Save Foods to [**], which shall be deemed as an Approved Party. Further, [**] has invited Save Foods to perform a “mini test” of the Products (as hereinafter defined). Notwithstanding anything to the contrary herein, the parties acknowledge that once a third party becomes an Approved Party, such account shall be exclusive to EBT. Save Foods acknowledges that if an Approved Party, such as [**], introduces Save Foods to additional parities, those additional parties become exclusive to be EBT and will be considered an Approved Party and added to Exhibit A accordingly (i.e. [**]).

1.3.	EBT shall make best efforts to further assist Save Foods in finalizing and consummating a binding transaction, agreement or Commercial Transaction (as hereinafter defined) with such Potential Customers, as per and subject to Save Foods’ instructions as may be conveyed to EBT from time to time. The negotiations with any Potential Customer shall be conducted directly by Save Foods, with the assistance of EBT if requested to do same by Save Foods.

1.4.	The decision of whether or not to enter into any transaction, agreement, Commercial Transaction or negotiate with any Potential Customer, and the terms and conditions thereof, as well as to terminate any transaction, agreement or negotiation, are and shall at all time remain the absolute and sole discretion of Save Foods. EBT shall have no claim towards Save Foods or any of its employees, officers and directors, if Save Foods decides not to negotiate, or to cease negotiations or not to enter into or terminate any transaction, agreement or negotiate with any of the Potential Customers for any reason whatsoever.

2.	Compensation: In the event that during the term of this Agreement and within eighteen (18) months following the termination or expiration of this Agreement (the “Compensation Period”), Save Foods secures and consummates any Commercial Transaction (as defined below) with an Approved Party in connection with the Products, EBT shall be entitled to a fee of twelve and one half percent (12.5%) of the Net Revenues actually received by Save Foods under such Commercial Transaction, up to a total aggregate amount of US $2,000,000 (the “Compensation”), provided that in any event the actual Compensation due to EBT shall not be greater than 25% of Save Foods’ gross profit under such Commercial Transaction. In addition, if the Net Revenues received from an Approved Party aggregate to US $500,000, Save Foods, Inc. shall issue to EBT, subject to the approval of the Board of Directors of Save Foods Inc., which the Board will not unreasonably withhold, 50,000 options to purchase 50,000 shares of Save Foods Inc.’s common stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date hereof) (the “Primary Options”). The Primary Options shall be exercisable for a period of 2 (two) years from the issuance thereof, at an exercise price of US $1.20 per share.

In addition, if [**] issues a recommendation letter to its suppliers to use Save Foods products, Save Foods Inc. shall issue to EBT, subject to the approval of the Board of Directors of Save Foods Inc., which the Board will not unreasonably withhold, 50,000 options to purchase 50,000 shares of Save Foods Inc.’s common stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date hereof) (the “[**] Options” and together with the Primary Options, the “Options”). The [**] Options shall be exercisable for a period of 2 (two) years from the issuance thereof, at an exercise price of US $1.20 per share.

The Compensation and the Options shall constitute the sole and exclusive compensation for EBT’s services in connection with and as contemplated by this Agreement, provided that the Options may constitute compensation for several Commercial Transactions. Payment of Fee to EBT shall be made no later than thirty (30) days following Save Foods’ actual receipt of consideration received from an Approved Party, and if such consideration is paid and/or forwarded in installments or subject to contingent payments, the fees will be prorated accordingly and the applicable portion shall be paid within fifteen (15) days from actual receipt by Save Foods, of each installment or such contingent payments.

For the avoidance of doubt, EBT shall be entitled to the Compensation as set forth above, only for Commercial Transactions, including transactions with [**], that were executed during the Compensation Period. [The parties acknowledge EBT shall be entitled to receive its Compensation provided for herein notwithstanding the expiration or termination of this Agreement.]

“Commercial Transaction” shall mean a binding agreement entered into between Save Foods and an Approved Party, for the sale, license, distribution or marketing of Save Foods’ products, technology or services.

“Net Revenues” shall mean payments made by the Approved Party (or its affiliate) and actually received by Save Foods, after deduction of all (a)taxes, tariffs, value added tax, custom duties, import or export levies and any other governmental fee (not including tax on Save Foods’ income); (b) transportation, freight, handling charges and insurance costs; and (c) discounts, rebates, allowances, returns, refunds and credits. Save Foods shall provide backup documentation for allowable deductions as reasonably requested by EBT. For the avoidance of any doubt “Net Revenues” does not include revenues received for sponsored R&D.

3.	Term: This Agreement shall terminate twelve (12) months from the Effective Date, unless otherwise agreed to by the parties. This Agreement may be terminated by either party for any reason, upon 30 days advance written notice Upon termination or expiration of this Agreement: (i) EBT shall immediately cease all activities hereunder, and shall no longer represent itself as, or act as, a contractor of Save Foods as provided hereunder; and (ii) Save Foods shall continue to pay EBT its Compensation and/or Options as provided for herein.

4.	Warranties and Indemnification

a.	Save Foods warrants and represents that: (1) it has the right and authority to sell the Products for commercial purposes, (2) the granting of rights to EBT under this Agreement and the performance of all obligations under this Agreement will not infringe or otherwise violate intellectual property or other proprietary or contractual rights granted by Save Foods person or entity, and (3) the performance by Save Foods of any obligations or services to be rendered under this Agreement will not conflict with or be prohibited or restricted by any agreement with any other party.

b.	The parties hereby agrees to indemnify and hold the opposite party and its affiliates and their officers, directors, members, managers, agents, employees, other representatives and their successors and assigns, harmless from and against all actions, claims, suits, proceedings, lawsuits, judgments, damages, costs, liabilities, expenses and disbursements, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or otherwise relating to any claims of third parties against such opposite party relating to a breach by the party of any warranty, representation or condition made or agreed to by the party under this Agreement.

c.	EBT represents and warrants to Save Foods that: (a) there is no contractual or other legal restriction preventing or limiting it from entering into this Agreement or performing any of its obligations hereunder. EBT shall notify Save Foods in a timely manner of any actual or potential conflict of interest that may arise with respect to the services to be provided; (b) it has the requisite qualifications, knowledge and experience to perform its obligations under this Agreement and (c) it has all licenses and approvals required under applicable law for the performance of the services under this Agreement and shall maintain such licenses and approvals for the duration of the Agreement.

5.	Relationship Between the Parties.

a.	EBT’s relationship with Save Foods pursuant to this Agreement is that of an independent contractor, and nothing in this Agreement shall be deemed to create any form of principal-agent relationship, partnership, employer-employee relationship or joint venture between the parties. EBT shall not be eligible for any employee benefits. EBT’s personnel are not and in no event shall be deemed to be Save Foods’ or joint employees. EBT assumes full responsibility for the acts of its employees and contractors and for their supervision, direction and control, as well as for their compensation, withholding taxes, social security and other taxes or benefits.

b.	It is specifically agreed that EBT has no authority to enter into agreement or contract for or on behalf of Save Foods with any Potential Customer (or any of its affiliates), or accept any offers or bind or obligate Save Foods in any way. Without derogating from the foregoing, EBT may not (i) make statements or representations concerning Save Foods and/or Save Foods’ business that exceed or are inconsistent with the materials provided to EBT by Save Foods; or (ii) make any publication in respect of Save Foods, Save Foods’ business, or any public use of Save Foods’ name, logos, trade-marks or marks without Save Foods’ prior written approval.

c.	For the avoidance of any doubt, EBT acknowledges and agrees that in carrying out EBT’s obligations under this Agreement, EBT (i) shall not make any statements or representations that are in any way inconsistent with information provided by Save Foods, (ii) has no authority to make any commitment, undertaking or obligation in the name, or on behalf, of Save Foods, and (iii) will not present itself as having any such power or authorities.

6.	Confidentiality.

The provisions of the mutual Confidentiality Agreement executed between the parties on the date hereof, attached hereto as Exhibit B, shall apply to the information exchanged between the parties in connection with this Agreement, and shall apply to any employee, sub-contractor or other representative of either party that is or will be involved with the provision of the services contemplated by this Agreement.

7.	Miscellaneous:

a.	The parties agree that this Agreement constitutes the entire agreement between the parties hereto on the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements and understandings pertaining to the subject matter hereof.

b.	Neither party may assign and/or transfer any of his rights or obligations under this Agreement without the prior written consent the party

c.	No waiver, modification or amendment of this Agreement or any covenant, conditions or limitations herein contained shall be binding unless in writing and duly executed by the party to be charged therewith.

d.	All notices or other communications provided for by this Agreement shall be made in writing and shall be deemed properly delivered when (i) delivered personally, (ii) mailed to the parties entitled thereto, by registered or certified mail, postage prepaid to addresses designated by the parties, or (iii) delivered by facsimile, the transmittal of which shall be confirmed or by email. Notices will be deemed effective on the date of delivery in the case of personal delivery, or three (3) business days after mailing or on the date of dispatch in the case of notification by facsimile or email.

8.	Governing Law and Arbitration. This Agreement shall be construed in accordance with and governed by the laws of the State of Israel. Any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration to be held in Tel Aviv, Israel, in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Earthbound Technologies LLC	Save Foods Ltd.

By:	By:
Name:	Name:
Title:	Title:

Exhibit A

List of Approved Parties

Name of the Approved Party	Date of becoming an Approved Party
[**]	June 2020
[**]	July 2020

Exhibit B

Confidentiality and Non-Disclosure Agreement

This Confidentiality and Non-Disclosure Agreement (the “Agreement”), dated 1st day of June, 2020 (the “Effective Date”) is made and entered by and between Save Foods Ltd. (the “Company”), and Earthbound Technologies, LLC ( “EBT”) pursuant to the Commission Agreement between the parties dated September 18th, 2020 (the “Commission Agreement”). Capitalized terms used and not otherwise defined herein shall have the respective meaning assigned to them in the Commission Agreement.

1. In this Agreement, a “Disclosing Party” shall be that party dicslosing Confidential Information (as defined herein). A “Receiving Party” shall be that party receiving Confidential Information.

2. In this Agreement “Confidential Information” means all information disclosed by a Disclosing Party to a Recipient, whether of a technical, business or other nature, in tangible or intangible form, on any media, including without limitation, inventions (whether patentable or not and whether registered as patent or not), ideas, know-how, trade-secrets, concepts, methods, designs and information related to the technology, business plans, projections, trade secretsfinancial information, marketing information and other business affairs of a Disclosing Party.

3. Ownership; Purpose. All Confidential Information is and shall remain at all times, the property of a Disclosing Party and no use of Confidential Information is permitted except for the purpose of providing by EBT the services and/or obligations of a party detailed in the Commission Agreement (the “Purpose”), subject to the terms and conditions of this Agreement.

4. Use and Protection. The Recipient shall at any and all time: (i) treat and maintain all Confidential Information in the strictest confidence, using the same degree of care that the Recipient uses to protect its own Confidential Information, and at least a reasonable degree of care; (ii) not disclose any Confidential Information to any third party without the prior written consent of Disclosing Party; (iii) not disclose any Confidential Information to any of its employees, except to those employees who have a “need to know”, are bound by confidentiality agreement and must be directly involved in the use of Confidential Information for the purposes of this Agreement; (iv) be responsible for the compliance of those employees who have a “need to know” with the provisions of this Agreement; and (v) not disassemble, decompile, reverse engineer or make any copies of Confidential Information (in any medium whatsoever) without the explicit prior written consent of the Disclosing Party; (vi) use the Confidential Informatuion only for the Purpose.

The parties agree, and acknowledge that the Confidential Information may be considered as Insider Information and/or Material Nonpublic Information (as these terms are defined in the Israeli Securities Law, 5728-1968, and in the U.S. Securities Act of 1933, collectively the “Securities Laws”), and the parties, their employees and/or anyone on their behalf’s shall refrain from any action that might be considered as use of Insider Information and/or Material Nonpublic Information, according to the Securities Laws.

5. Exceptions. Confidential Information does not include specific information which (i) becomes public knowledge without a breach of this Agreement by the Recipient or any third party; (ii) is disclosed to a Recipient by a third party lawfully entitled to make such disclosure; or (iii) is required to be disclosed by law or court order (provided that the Recipient promptly notifies the other partyof such potential required disclosure and assists such other party in preventing or limiting such disclosure).

6. Return of Confidential Information. Upon the first request of a Disclosing Party, the Recipient shall promptly return to the Disclosing Party all Confidential Information including any copies thereof, which were at any time in the possession of the Recipient and all materials (in any medium whatsoever) which contain or embody Confidential Information.

7. No License. The disclosure to a Recipient of Confidential Information or its use hereunder shall not be construed in any way to grant such Recipient any right or license with respect to Confidential Information other than the right to use Confidential Information strictly in accordance with the terms of this Agreement.

8. No Representations. The disclosure to a Recipient of Confidential Information hereunder shall not be construed as placing any obligation on the Disclosing Party to disclose any particular information to the Recipient. THE CONFIDENTIAL INFORMATION IS PROVIDED TO RECIPIENT AS IS, WITHOUT GIVING ANY REPRESENTATION OR WARRANTY WITH RESPECT THERETO.

9. Injunctive Relief. The Recipient understands that any violation of this Agreement may cause immediate and irreparable harm to the Disclosing Party, which monetary damages cannot adequately remedy. Without prejudice to rights and remedies according to the rule of law, the Recipient therefore agrees that injunctive relief may be sought against it, in order to remedy, or to prevent a violation hereof.

10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York. Any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration to be held in New York, New York, in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

11. The provisions of this Agreement shall survive the termination of this Agreement and the Commission Agreement.

IN WITNESS THEREOF THE PARTIES DULY EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE SPECIFIED ABOVE.

Earthbound Technologies LLC	Save Foods Ltd.

By:	By:
Name:	Name:
Title:	Title: